Exhibit 10.28

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

DELTA-T LICENSE AGREEMENT

LICENSE OF TECHNOLOGY
BETWEEN
DELTA-T CORPORATION
AND
BUFFALO LAKE ENERGY, LLC

THIS AGREEMENT, made this 9th day of June, 2006 by and between Delta-T Corporation, a Virginia corporation, with its principal place of business at 323 Alexander Lee Parkway, Williamsburg, Virginia 23185 (hereinafter “Delta-T”), and Buffalo Lake Energy, LLC, a Delaware limited liability company, with its principal place of business at 337 McLaws Circle, Suite Two, Williamsburg, Virginia 23185 (hereinafter “Owner”), each of which may be referred to individually as a “Party,” or jointly as the “Parties.”

WITNESSETH:

WHEREAS, Owner is building an ethanol plant near Fairmont, Minnesota, (the “Plant”), and

WHEREAS, Owner has contracted with TIC - The Industrial Company (“TIC” or “EPC Contractor”) to design-build the Plant pursuant to an EPC Contract dated June 9, 2006 (“EPC Contract”), and

WHEREAS, Delta-T has agreed to provide engineering and related services related to construction of the Plant based on Delta-T’s proprietary technology, but only on the condition that Owner enter into this license agreement with Delta-T for the use of such proprietary technology embodied therein, on the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DELTA-T TECHNOLOGY

As used in this Agreement, unless otherwise defined, the term “DELTA-T TECHNOLOGY” shall mean all information embodied in the Plant, or in any drawings or other documents in each such case as have been delivered by Delta-T to Owner, under this Agreement or the EPC Contract. DELTA-T TECHNOLOGY shall not, however, include information that Owner can demonstrate falls under one of the following exceptions:

A.	Was known to it or in its possession prior to its receipt from Delta-T, except as a result of a breach of an obligation of confidentiality;

B.	Is, or after the date of this Agreement becomes, through no fault of its own, part of the public domain or generally available to the public by publication, issuance of a patent or otherwise; or

C.	Is disclosed to Owner by someone other than Delta-T who is under no obligation not to disclose it; or

D.	Is independently developed by or on behalf of Owner without reference to the Delta-T Technology.

ARTICLE II
GRANT OF LICENSE

Owner acknowledges that Delta-T is and shall remain the sole owner of the DELTA-T TECHNOLOGY, and of the copyrights in all the drawings, manuals and other documents provided by Delta-T under this Agreement. In consideration of Owner’s payment of a license fee of [  *   ] ($[  *   ]) (“License Fee”), which shall be paid by Owner to EPC Contractor pursuant to the EPC Contract, or as provided at Article III below, Delta-T grants to Owner, subject to the conditions of this Agreement, a non-exclusive, paid-up, non-transferable right to use in perpetuity the DELTA-T TECHNOLOGY, without right to grant such rights to others, solely for the purposes of:

A.  operation of the Plant, and
B.  maintenance, optimization, enhancement and expansion of the Plant.

Optimization and enhancement, for this purpose, shall include de-bottlenecking, but shall not include expanding the physical dimensions of the distillation columns or molsieve vessels included in the DELTA-T TECHNOLOGY, or adding to the original number of distillation columns or molsieve vessels specified in such design. This license shall not be assignable or otherwise transferrable in any way except that Owner may (i) assign it to a purchaser of substantially all of the assets of the Plant in connection with the sale of such Plant as a going business, provided that Owner gives Delta-T written notice of such transfer at least thirty (30) days prior to the date on which it becomes effective, and (ii) Owner may pledge its interest in this License to its lender or lenders provided that no lender shall have a right to sell or otherwise use or transfer any such rights except in connection with the sale of the Plant as a going business, and provided further that any such lender must give Delta-T prior notice of the effectiveness of such sale or transfer.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.	Page 2 of 8

ARTICLE III
COMPENSATION

3.1 Payment of Fee: The License Fee shall be paid by EPC Contractor to Delta-T according to the schedule described below. Provided, however, that in the event EPC Contractor shall fail to timely pay such License Fee or any portion thereof, Delta-T shall give prompt, written notice of such failure to Owner, and Owner shall have the right, but not the obligation, to cure such failure by paying such License Fee or corresponding portion to Delta-T within thirty (30) days from the date of such notice, and in such case this Agreement shall remain in effect

3.2 Amount and Payment Dates for License Fee: EPC Contractor is scheduled to pay the License Fee to DELTA-T at Final Completion as defined in the EPC Contract.

ARTICLE IV
RESTRICTIONS ON ACCESS AND CONFIDENTIALITY

4.1 Restrictions on Access: Until such time, if ever, that the DELTA-T TECHNOLOGY falls under one or more of the exceptions described at Article I above, and except as provided under Section 4.2 below, Owner shall not permit any third party listed on Exhibit A or, without the consent of Delta-T, whose business is designing or constructing ethanol plants or who is an ethanol process technology provider, to have access to the DELTA-T TECHNOLOGY, either by means of documents embodying any such technology or by Inspection. Owner acknowledges that as of the date hereof third parties whose business is designing or constructing ethanol plants include those listed on Exhibit A. “Inspection” for the purposes of this Article IV shall mean any visual or other inspection of any portion of the Plant containing DELTA-T TECHNOLOGY in sufficient detail to reveal measurements of the components, configuration of piping and components, operating parameters, or access to software used to control such components.

4.2 Confidentiality:

4.2.1 Disclosure: Owner shall not disclose any DELTA-T TECHNOLOGY, by Inspection or otherwise, to any person or entity other than (i) its employees, investors, officers, agents, advisors, contractors and subcontractors to the extent that they have a need to have access to such information to perform their obligations, and only if they have first been advised of the confidentiality of the information and agree to keep it confidential (in the case of contractors, subcontractors and third-party advisors, through a separately executed agreement in the form attached hereto as Exhibit B), and agree not to use or disclose it for any purpose other than fulfilling their obligations to Owner, and (ii) third parties, other than those identified on Exhibit A, as needed to maintain or operate the Plant as permitted under Article II above. Owner shall not disclose any DELTA-

T TECHNOLOGY for the purpose of maintenance or repair of the Plant to anyone other than its employees and routine maintenance providers who need to have access for those purposes unless it has first given Delta-T written notice of the specific maintenance or repair work that it wishes to accomplish and at least ten (10) business days to respond, or if the equipment is inoperable or the operation thereof is substantially impaired, at least 24 hours to respond. In no case shall Owner retain anyone other than Delta-T to do any such work that would involve disclosure of any DELTA-T TECHNOLOGY for an amount greater than, or within a time period longer than, the amount or time period within which Delta-T last offered to do such work. Furthermore, in no case shall Owner permit any employee or third party to view the internal portion of a molsieve installed at the Plant and based on the DELTA-T TECHNOLOGY unless it needs to do so due to malfunction of the molsieve, and Delta-T either fails to arrive at the Plant within thirty-six (36) hours after receipt of Owner’s request for repair of the molsieve or fails to repair the molsieve within three (3) days thereafter, or such longer period of time as is reasonably necessary to make the repair. Owner shall be allowed to contract with routine maintenance providers so long as the contractors comply with the confidentiality obligations specified herein.

4.2.2 Protection; Copies: Owner shall take all reasonable means to protect the confidentiality of the DELTA-T TECHNOLOGY. In particular, but without limitation, Owner shall not (i) make copies of any document containing any of the DELTA-T TECHNOLOGY except to the extent reasonably necessary to use such technology as permitted under this Agreement, (ii) deliver any such documents to any government agency for any purpose without complying with any applicable law or regulation necessary to protect the confidentiality of the same, or (iii) remove, obliterate or fail to reproduce on any copy of any such document any and all copyright and confidentiality notices printed thereon. Except as described herein, Owner shall not be required to take any affirmative action to protect DELTA-T TECHNOLOGY from inspection by any governmental agencies, but it shall notify Delta-T of any such demand as soon as reasonably practical. In the event that Owner receives more than forty-eight (48) hours advance notice of any inspection by a governmental agency, Owner will immediately inform Delta-T of such notice, will inform such governmental agency of the confidential nature of the DELTA-T TECHNOLOGY and will request that such governmental agency agree to protect the confidential nature of the same (provided that Owner shall have no responsibility or liability for the failure of any such governmental agency to comply with such request).

4.2.3 Use: Owner shall not use DELTA-T TECHNOLOGY except as permitted herein.

4.2.4 Court Order or Other Legal Process: In the event that any subpoena, request or demand (“Demand”) shall be served upon Owner under any court action, administrative or dispute resolution proceeding, for delivery or disclosure of any of the DELTA-T TECHNOLOGY, then Owner will promptly advise

Delta-T of such Demand and deliver to Delta-T a copy of such Demand and all documentation relating to such Demand and the proceeding in which it is made which is in the possession of Owner and is reasonably requested by Delta-T. The Parties shall consult with each other concerning any such Demand and Owner shall cooperate with Delta-T, as is reasonably necessary and practical, to minimize the disclosure of such technology by agreed protective order prepared and negotiated by Delta-T and the party making the Demand, or by other means not requiring Owner to contest or oppose the Demand. If Delta-T is not a party to the action or proceeding in which the Demand is served, and wishes to have the Demand opposed, then Owner will not object to Delta-T intervening in such action or proceeding for the purpose of opposing the Demand or minimizing the disclosure of the DELTA-T TECHNOLOGY. If Owner makes a disclosure of DELTA-T TECHNOLOGY pursuant to a Demand after complying in all material respects with the provisions of this Section 4.2.4, then such disclosure shall not be deemed a breach of this Agreement.

4.2.3 Injunctive Relief: Owner agrees that any breach of this Agreement shall cause Delta-T irreparable harm. Accordingly, and in addition to any other remedies that Delta-T may have at law or in equity, Delta-T shall be entitled to obtain injunctive relief against Owner to prevent any continuing breach, and without posting or filing any bond or other security. All costs, expenses and attorney’s fees resulting from the litigation or arbitration of any claim under this Agreement shall be paid by the losing party to the prevailing party.

ARTICLE  V
Reserved

ARTICLE  VI
INDEMNITY

Delta-T shall, at its own cost and expense, (A) defend any suit or proceeding brought against Owner to the extent that it is based upon a claim that the Plant or the operation of the Plant or a portion thereof, when operated in accordance with Delta-T’s operating instructions provided to Owner, infringes any U.S. patent issued prior to the date of this Agreement due to the use of the DELTA-T TECHNOLOGY or any other infringement of any U.S. or foreign patent, trademark, trade secret, or proprietary info and (B) shall pay any award or damage assessed against Owner in any such suit or proceeding; provided, however, that (i) Owner gives Delta-T prompt notice in writing of any such claim of infringement and of the institution of any such suit or proceeding and (ii) Delta-T is given by Owner authority, information and assistance for the defense of same. Owner shall have the right to be represented at its cost and expense in any such suit or proceeding by additional advisory counsel of Owner’s choosing. If with respect to any such suit or proceeding, and to the extent caused by the use of the DELTA-T TECHNOLOGY, the Plant or the operation thereof (1) should be held to constitute infringement and also further operation of the Plant as completed or modified hereunder should be enjoined,

Delta-T shall, or (2) if Delta-T should otherwise deem it advisable because of such suit or proceeding or threat thereof, Delta-T may, in either such case at Delta-T’s cost and expense (i) procure for Owner the right to continue operation of the Plant, or (ii) revise the DELTA-T TECHNOLOGY and modify the Plant so as to avoid infringement (the election between alternatives (i) and (ii) shall be at the discretion of Delta-T); provided, that in the event that Delta-T takes any such action pursuant to clause (2) of this sentence, Delta-T’s actions shall not interfere with the operation of the Plant. OWNER AGREES THAT DELTA-T SHALL NOT BE RESPONSIBLE FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, PUNITIVE OR OTHER SPECIAL DAMAGES THAT ARISE AS A RESULT OF DEFENDING ANY SUCH SUIT OR THAT ARISE AS A RESULT OF ANY COURT ORDER OR SETTLEMENT ENTERED INTO RESOLVING SUCH SUIT.

ARTICLE VII
LIMITATION OF LIABILITY

In no case shall Delta-T have any responsibility for the acts or omission of any contractor, subcontractor, vendor or material suppliers of Owner, or any employee, agent or contractor of any of them, other than its own subcontractors, vendors, contractors, materials suppliers, employees, agents and contractors of any of them. In no event shall Delta-T have any liability to the Owner for any incidental, special, punitive or consequential loss or damage, including without limitation, damage resulting from claims, loss of use, loss of revenue, loss of profit, loss of contracts, loss of product or production, loss of business opportunity suffered or incurred by another party or any of their affiliates or co-venturers, howsoever arising out of or in connection with this agreement, or from the termination or breach hereof or any warranty made hereunder, other than for breaches of Article IV. In no case shall Delta-T’s or Owner’s cumulative liability under this Agreement, whether under Article VI or otherwise, including without limitation the cost of defense of any claim indemnifiable under Article VI, exceed $1 million.

ARTICLE VIII
TERMINATION

This License Agreement shall automatically terminate upon termination of the EPC Contract for convenience of Owner or for material breach by Owner. This License Agreement shall also terminate upon termination of the EPC Contract for breach for any reason other than the fault of Delta-T if (and only if) the License Fee has not been paid to Delta-T; provided, that Delta-T gives Owner written notice of such non-payment and affords Owner a period of at least three (3) business days to pay the unpaid amount of the License Fee and, if such payment is made, this License Agreement shall continue in full force and effect. Upon termination of this License Agreement, Owner shall immediately return to Delta-T all documents embodying any DELTA-T TECHNOLOGY and shall cease all use of the DELTA-T TECHNOLOGY. To the extent DELTA-T TECHNOLOGY is embodied in equipment delivered to Owner prior to termination, Owner may sell the same, and display the same for sale, to persons other than those listed on Exhibit A and those who are ethanol process technology providers and provided that any such purchaser agrees to be bound by the confidentiality provisions of this License Agreement; provided, that if any such proposed purchaser is an entity whose business is designing or constructing ethanol plants, such sale shall be subject to the consent of Delta-T (which consent shall be deemed given if Delta-T does not object within five (5) days of receipt of notice thereof by Delta-T).

ARTICLE IX
GENERAL PROVISIONS

9.1 Assignment: Except as provided for in Article II, no Party shall assign or transfer its rights, duties or obligations hereunder, except as expressly provided herein, without the prior written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their successors and permitted assigns.

9.2 Merger; Waiver; Amendment: This Agreement constitutes the full and complete agreement among the Parties with respect to the subject matter hereof. There are no statements, agreements, understandings, representations or trade customs of any kind, express or implied, concerning the subject matter hereof which are not merged herein or superseded hereby. A waiver of any of the terms of this Agreement shall not bind any Party unless signed by one of its duly authorized representatives. Waiver by any Party of any default by the other hereunder shall not be deemed a waiver by such party of any default by the other which may occur thereafter. This Agreement may only be modified or amended by an agreement in writing executed by all Parties hereto.

9.3 Governing Law; Venue: The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to the choice of laws provisions thereof.

9.4 Notice: All notices provided for herein will be considered as properly given if in writing and delivered personally or by courier properly addressed:

If to Owner, to:	Bio Fuel Energy, LLC
337 McLaws Circle, Suite Two
Williamsburg, VA 23185
Attention: Dan Simon

With a copy to:

Chadbourne and Parke LLP
1100 Louisiana Street, Suite 3500
Houston, TX 77002
Attention: Todd E. Alexander

If to Delta-T, to:	Delta-T Corporation

323 Alexander Lee Parkway
Williamsburg, VA 23185
Attn: Mr. Robert L. Swain, Vice President

9.5 Survival: The Parties’ obligations under the provisions of Articles IV, VI, VII and VIII shall survive the termination or expiration of this Agreement.

9.6 Severability: In the event any section, or any part or portion of any section of this Agreement shall be held to be invalid, void or otherwise unenforceable, such holding shall not affect the remaining part or portions of that section, or any other section hereof.
IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective on this 9th day of June, 2006 (the “Effective Date”).

DELTA-T CORPORATION		BUFFALO LAKE ENERGY, LLC

By:	/s/ R. L. Bibb Swain	By:	/s/ Daniel J. Simon
Printed Name:	R. L. Bibb Swain	Printed Name:	Daniel J. Simon
Title:	President	Title:	Executive Vice President and Chief Operating Officer
Date:	June 9, 2006	Date:	June 9, 2006

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